Exhibit 99.2

Applied Micro Circuits Corporation

Fiscal 4Q 2015 Conference Call Script - with Q&A

April 28, 2015

CORPORATE PARTICIPANTS
Suzanne Schmidt; The Blueshirt Group; Investor Relations
Paramesh Gopi; Applied Micro Circuits Corporation; President & CEO
Doug Ahrens; Applied Micro Circuits Corporation; VP & CFO

CONFERENCE CALL PARTICIPANTS
Cody Acree; Ascendiant Capital Markets LLC; Analyst
Ambrish Srivastava; BMO Capital Markets; Analyst
Matt Ramsay; Canaccord Genuity; Analyst
Christopher Longiaru; Sidoti & Company; Analyst
Suji De Silva; Topeka Capital Markets; Analyst
Hans Mosesmann; Raymond James & Associates, Inc.; Analyst
Christopher Rolland; FBR & Co.; Analyst
Krishna Shankar; ROTH Capital Partners; Analyst

PRESENTATION

Operator^ Good day, ladies and gentlemen. Welcome to the Applied Micro Fourth-Quarter FY15 Earnings conference call.

As a reminder, this conference is being recorded. I will now turn the call over to your host, Suzanne Schmidt with Investor Relations.

Please go ahead.

Suzanne Schmidt^ Thank you, Operator.

Good afternoon, everyone, and thank you for joining today's conference call. On the call with me are Dr. Paramesh Gopi, our President and CEO, and Doug Ahrens, our Vice President and CFO.

Before we begin, I would like to remind you that various remarks that we make on this call, including those about future financial results including revenues, gross margins, operating expenses, design wins, product plans, our competitive situation, market trends, statements about future developments, production and adoption of X-Gene®, X-Weave®, HeliX® and other products, and our anticipated growth and profitability, all constitute forward-looking statements for the purpose of the Safe Harbor Provisions of the Private Securities Litigation Reform Act.

These forward-looking statements, and all other statements that may be made on this call that are not historical facts, are subject to a number of risks and uncertainties that may cause actual results to differ materially. We refer you to our most recent Forms 10-K and 10-Q filed with the SEC, in particular to the section entitled Risk Factors, and to other reports that we may file from time to time with the SEC for additional information on factors that could cause actual results to differ materially from our current expectations. These forward-looking statements speak only as of the date hereof, and we disclaim any obligation to update them.

I want to point out that a number of securities analysts cover our stock, and this creates a range of variability relative to the Street financial models. When we say Street estimates, we mean the consensus of the major analyst models and not necessarily the guidance that was given by the Company.

With that, I will turn the call over to Paramesh.

Paramesh Gopi^ Thank you, Suzanne.

This afternoon, we reported solid financial results for the fourth quarter of FY15. Our revenue and our non-GAAP gross margin and EPS were all above the midpoint of our guidance range. Importantly, product revenues were up 13% over last quarter, which demonstrates that our base business is on solid footing.

We are pleased to announce that prior to the fiscal year-end, we exceeded our goal of shipping 10,000 X-Gene units. We are also pleased to report that PayPal, one of the world's leading hyper-scale data center operators, has deployed and validated X-Gene. A recent ARM Holdings analyst presentation graphically compared X-Gene based server performance metrics versus conventional data center infrastructure using real-time PayPal server data. The analysis clearly showed X-Gene's superior performance, as the price and performance benefits of using X-Gene were dramatic: The X-Gene-equipped units cost approximately 1/2 the price of traditional data center infrastructure hardware and incurred only 1/7 of the annual running cost. Even with these dramatically favorable capital and operating expense reductions, the X-Gene-equipped systems deliver performance equivalent to the incumbent infrastructure. These advantages enable PayPal to use scale-out computing and achieve an order of magnitude improvement in compute density.

PayPal's real world results unequivocally prove X-Gene's value proposition and illustrate why we are optimistic about X-Gene deployments. Moreover, PayPal represents one of the many hyper scale data center customers that we are currently engaged with to drive X-Gene adoption.

Having given you a snapshot on X-Gene progress, I will now update you on the growing success of our X-Weave and HeliX product lines within our base connectivity and computing businesses, after which I will return to X-Gene.

Sales of our connectivity products continued to grow in the March quarter. This growth was primarily driven by increased demand for 10-gigabit-per-second OTN ports in DWDM equipment, as well as 100-gigabit-per-second long-haul service provider and inter-data center links. Looking ahead, we are pleased to note that our X-Weave product line will benefit from being part of Verizon Communications next generation US metro optical network upgrade, the largest North American service provider contract this year.

In connection with this upgrade, Verizon is expected to ramp capital expenditures, which means they will likely start buying equipment from tier 1 suppliers toward the end of this calendar year- a very positive indicator of growth for our X-Weave business. We are also excited to announce that our newest generation of X-Weave products shipped in fully-deployed end-customer production systems this past quarter.

Also during the quarter, we secured five key tier 1 design wins for X-Weave. This is the first time in recent history that we are seeing this level of customer demand for a sole-source product, as it is the only product that appears to be the de facto proven solution for a wide range of data center and service provider customer applications. Furthermore, it is important to note that we have secured design wins from leading data center switch vendors for our X-Weave products. This validates our transformative strategy to move our connectivity business into data center platforms.

We expect that our customers will use X-Weave technology to backhaul server traffic over 40- and 100-gigabit-per-second links between large server clusters. This application set represents a significant growth opportunity for our connectivity business in the years ahead.

Turning to our computing base business, our customers are continuing their transition to the embedded 64-bit ARM architecture and our HeliX embedded ARM product family continues to gain market traction. Our design win engagement pipeline grew by over 30% as compared with the previous quarter, with initial success in high-end networking. In the coming quarters, we expect to see additional wins in other key vertical markets. HeliX remains the leading choice for high-volume enterprise networking equipment providers as they move from MIPS and PowerPC to 64-bit ARM.

I am pleased to note that HeliX remains firmly on track to begin ramping product sales as early as the December quarter. We remain confident about our opportunity in the embedded market, as we leverage our existing IP and investments in ARM 64-bit to serve embedded applications.

With regard to X-Gene, we are very proud to have exceeded our stated goal of shipping 10,000 units by fiscal year end. And we remain actively engaged in the customer adoption phase. We continue to maintain our leadership position in this space, having a broad set of engagements with a growing list of scientific and high-performance computing, enterprise, and hyper scale customers. In fact, during the March quarter, we more than doubled end- customer deployments compared to the prior quarter. We expect to see a significant portion of these end-customer engagements convert to additional production orders over the course of this and the next fiscal year.

During the March quarter, we made excellent progress within the scientific and HPC sector. One example of this is the collaboration with HP that we announced earlier today. Utilizing HP's Moonshot and X-Gene, the University of Utah's CloudLab facility is allowing researchers and the public to build efficient cloud computing environments to run on a wide range of workloads and achieve significant compute capability in a very dense, highly-configurable, low-TCO form factor.

Additionally, E4 Computer Engineering, a leading supplier of customized solutions for high-performance computing and enterprise data centers, last week announced its new X-Gene-based product platform, which addresses a wide range of HPC workloads including bioinformatics, CAD/CFD, imaging and computer vision, as well as data analytics. The E4 product combines X-Gene with NVIDIA's GPU accelerators to deliver industry-leading performance per watt.

It is important to note that our success to date in the scientific and high-performance computing sector is a clear indication that our X-Gene product is the only market-proven, high-performance, 64-bit ARM server SOC available today. What differentiates our solution from the incumbent x86 server chipsets is efficiency and power at massive scale. In other words, X-Gene offers the highest performance per watt per unit rack space.

In addition, I'm happy to note that our second-generation product X-Gene 2, is in active evaluations with a number of key end customers, further establishing our unique leadership position. It is important to note that the X-Gene family is the industry's de facto standard for scale-out ARM 64-bit server solutions. Beyond the PayPal and University of Utah examples provided today, we expect to share additional X-Gene success stories over the next several quarters from our customers in the scientific and HPC, financial, hyper scale, and networking sectors. We are also happy to note that the X-Gene ecosystem continues to flourish and will make solid progress over the coming quarters.

With that, I would like to turn the call over to Doug for a review of the March quarter financials and our June quarter guidance.

Doug Ahrens^ Thanks, Paramesh.

March quarter consolidated net revenues were $37 million, slightly above the midpoint of our guidance range. As expected, the base business has stabilized. We have streamlined our spending, and we continue to track closer to breakeven. We are also seeing healthy adoption of our X-Gene, X-Weave, and HeliX products, which we expect to drive revenue growth over the coming years.

As Paramesh mentioned earlier, total product revenues grew by 13% from last quarter. Connectivity product revenues were $20.4 million, 9% higher than in the prior quarter, driven by higher demand in both service provider and data center applications. As expected, we did not recognize IP licensing revenue in the March quarter, which compares to approximately $3.9 million in the prior quarter.

Computing revenues were $16.7 million. We expect PowerPC-based embedded computing revenues to oscillate around current levels over the next few quarters. We also expect HeliX to revitalize the base computing business and return it to a growth trajectory in the coming years. This represents both a transition from PowerPC and expansion into new markets.

In terms of geographical splits, sales to North America accounted for approximately 47% of total revenues. Sales to Europe contributed 18%, and sales to Asia contributed 35%. In the March quarter, two customers accounted for more than 10% of our business, global logistic support vendor Wintec and distributor Avnet. Distributor revenues for the March quarter were $29 million.

Non-GAAP gross margin in the March quarter was 55.7%, above the midpoint of our guidance primarily due to mix. Non-GAAP operating expenses were $26.5 million, down from $28.6 million in the prior quarter. Our income tax was approximately $250,000. Our fourth quarter non-GAAP net loss improved to $5.8 million or $0.07 per share. Our net loss on a GAAP basis was $15.1 million or $0.19 per share.

Our non-GAAP financials exclude certain items required by GAAP. The complete reconciliation between GAAP and non-GAAP financials is available on our March quarter earnings release, which can be found in the Investor Relations section of our website. Please note, there's no reconciliation relating to forward-looking statements.

Channel inventory was 41 days, down significantly from the prior quarter, due to our continuing efforts to maintain a lean supply chain and enhance our visibility to end-customer demand.

Turning to the balance sheet. Our cash and short-term investments were $75.4 million, compared to $83 million in the prior quarter. Internal inventory levels were $23.5 million, down from $24.2 million in the prior quarter.

Turning to our payments related to the Veloce acquisition. During the March quarter, Veloce payments were comprised of $200,000 in cash and $4.7 million in stock. To date, we have paid a total of $168.9 million out of the maximum Veloce merger consideration of $178.5 million.

With regard to guidance for the June quarter, revenue was forecasted to be up sequentially to approximately $37.5 million, plus or minus $2 million. We have good visibility into our June quarter. Our backlog coverage as of the date of this call is greater than 80%. The book-to bill-ratio in the March quarter was above 1.

Factors that give us confidence in our June quarter forecast include a lean channel, solid backlog coverage, and a strong book-to-bill ratio. We expect gross margins in the range of 55%, plus or minus 2 percentage points. Non-GAAP operating expenses are expected to be in the range of $24.5 million, plus or minus $1 million, as we continue to realize the cost efficiencies announced last quarter.

Our tax expense is forecasted to be approximately $200,000. We expect earnings per share to be a loss of $0.05, plus or minus $0.02 on a non-GAAP basis. Furthermore, we expect the share count to be approximately 81 million shares.

To recap, our base business has stabilized; and our operating expenses are greatly reduced. In addition, we are very pleased with the accelerating end-customer adoption of X-Gene, X-Weave, and HeliX. The combination of these factors allow to move closer to breakeven while we continue to invest in our key R&D and market enablement programs.

Now I will turn it back over to Paramesh for some closing remarks.

Paramesh Gopi^ Thanks, Doug.

To summarize, number one, X-Gene's superior performance has been validated in real world conditions by end customers in the hyperscale and scientific computing sectors. Taking advantage of our 18-month market lead, X-Gene is on track for broad adoption.

Number two, X-Gene deployments doubled over the last quarter; and our expected revenue pipeline continues to build.

Number three, HeliX, our ARM 64 embedded product family, continues to be the sole industry-proven 64-bit ARM contender for the embedded market and has a growing design win funnel that evidences strong customer engagement and traction.

Finally, number four, our X-Weave product is enjoying unprecedented acceptance in the service provider and data center markets, as it is the industry's proven highest-density and lowest-power offering.

With that we would like to open the call for questions.

Operator?

Operator^ (Operator Instructions)

Cody Acree, Ascendiant Capital.

Cody Acree^ Thank you very much and congrats, guys, on making your goals. Paramesh, now that you've met your 10,000 server unit goal, what are the next milestones we might be able to look for? You talked about doubling of the engagements. What is that -- or not maybe doubling of the actual shipments or deployments. What does that look like in the quarters to come?

Paramesh Gopi^ I think, Cody, the one thing that we are extremely excited about is that we had an end customer, who runs one of the largest and most sophisticated data centers in the world, stand up and validate the technology and its deployment value proposition in a very unequivocal way, number one. That, to me, signals that the adoption is absolutely in process and the fact that we have talked about end-customer deployments doubling shows the broadness of that adoption.

We are extremely encouraged by whatever we see in the end market, and it is really neat to have an end customer in a real-world situation talk about their gain from using this technology. I think we're right in that adoption phase, and I think we are, I will call it, at the tip of something big.

Cody Acree^ How much visibility do you have to the linearity or lumpiness of what your shipments are going to be in these first few quarters as you get one customer after the other validating and beginning deployments? Do you have that visibility, given that you may not always be involved with the end customer?

Paramesh Gopi^ I think, as illustrated by the case with PayPal, we have been very involved because it involves an industry-leading breakthrough with a new architecture. What we have said in the past is that we would much rather not announce our customers' deployments. We would much rather have them do it. We also said something on this call that should be taken with the right amount of gravitas, which is that our expectation is that end-customer testimonials like this will convert to production orders, this in the next fiscal year.

Cody Acree^ Between you and Doug, do you envision a time in the coming quarters where you'll be able to share a bit more specifics as far as revenue dollars coming from X-Gene, units being deployed on a quarterly basis, just giving us some kind of -- the validation is great, but revenue metrics would be even better.

Paramesh Gopi^ I can tell you that the pipeline visibility is very good. The timing visibility is not exactly, I will call it, accurate at this point. From our perspective, I can tell you that the pipeline visibility into the opportunity set, the validation set, that is all coming along just fine.

As far as when people and how they deploy it in terms of their infrastructure, that is less visible to us. Suffice it to say that you don't go through and do something like this and not make a meaningful commitment to infrastructure.

Cody Acree^ Lastly, Doug, congratulations on improving the efficiencies in your cash spend and decreasing your burn rate here to some extent. Can you talk about a minimal cash balance that you are comfortable operating the business with?

Doug Ahrens^ I think really the right question to ask is, what are the trajectories here? Because, we have been at this cash balance before, and we have been able to introduce two generations of X-Gene, we've introduced HeliX, and we've introduced our latest X-Weave product.

And, again, back to the trajectories, we talked about the base business stabilizing for connectivity and computing, and then we've got the upside expected from the ramp of our ARM products. When you combine that with the trends in OpEx, and as you noticed in the guidance here, we are projecting another $2 million reduction in the June quarter. You can see that we are moving the top line in the right direction, moving OpEx in the right direction and reducing the burn significantly, as you said. I think that's really the right way to look at it and, again, we've been at this cash position before.

Operator^ Ambrish Srivastava, BMO.

Ambrish Srivastava^ Doug, just to stay on the trajectory, what revenue level do you anticipate for you to turn neutral on the cash burn, please? And then I had a follow-up for you, Paramesh.

Doug Ahrens^ The math around the breakeven is the same as we communicated last time. And we said, with our current gross margin projections and our OpEx savings that we have announced, we move our breakeven point to the low $40 million range for revenue.

Ambrish Srivastava^ Paramesh, good to see that some validation from a guy like PayPal, and we did notice that on ARM's earnings. Could you give us a little bit more detail whether this was a pilot production, and do you expect to see production orders from this specific customer which is PayPal?

Paramesh Gopi^ I think I'm not one to speak for our customers, I let them speak for themselves, but clearly the value proposition that was displayed there was with the real-world workload. That value proposition was displayed from all of the data there from actually a full system infrastructure point of view. And I will say that PayPal is one of many such customers that we are engaged with.

It should do two things. One is signal very clearly that there is no notion of any technology risk and/or commercial gain risk that one would have deploying this. In fact, it is extremely compelling. And, B, this is no longer something that resides in a customer's lab or in a trial-type situation. This is something that is in somebody's infrastructure running under real workload.

As to the timing of the pieces associated with that particular or other installations that are happening, I think we would want our customers to comment on them.

Operator^ Matt Ramsay, Canaccord Genuity.

Matt Ramsay^ First, congratulations, Paramesh, on getting X-Gene into a commercial deployment. I guess the question I would have is on the broader ARM server ecosystem, there seems to be a lot of movement out there. Obviously yourselves and Cavium have announced products. QUALCOMM has hinted at doing products and says they're going to do them at some time. Amazon acquired Annapurna.

There's been some shifts in strategy in AMD with some acquisitions that they've wound down and they're still doing chips. Maybe you could just give us an update as you see the ARM server ecosystem competitively evolving for yourselves and what the competition looks like out there, that would be really helpful. Thank you.

Paramesh Gopi^ I think we're standing here -- production platforms were shipped by a leading OEM, HP, in the October/November time frame of 2014. Here we are in the April time frame, which is roughly 5.5 months afterwards, and you see a real hyper scale end customer stand up and say, there is true value in this scale-out computing model, right?

From where we stand, the market lead that we have with two generations, and as we have said before, we are working on our third generation now, we're going to continue to drive the market. We happen to be in a very unique position because to get here requires probably, after production, a year and a half, easily, of testing and understanding all of the pieces. As you know, taking apart a -- I will call it a single architecture monopoly over many, many, many years is not trivial.

I think we're right at the inflection point where we see real end customers now deploying things and standing up and talking about their experiences. I would say that anybody who starts down this ecosystem path is going to have to go through a similar route in terms of proving up the technology versus the incumbent x86, making sure that their technology is robust, making sure that their technology is regressible over many, many years of code, making sure all of the learning that we have learned, it's kind of a -- you have to pay your dues to get to where we are today.

I think we are encouraged that lots of people are coming to the ecosystem where we think the ecosystem is going to be great. Very importantly, being the first mover gives us a unique vantage point and a unique advantage that we fully hope to capitalize and really drive the future of our Company in terms of earnings power as well as technology.

Matt Ramsay^ As a follow-up on the connectivity side, it's a lot more details than we have heard on recent calls about X-Weave traction. And congratulations, it sounds like five tier 1 design wins and a big opportunity at Verizon. Maybe you could talk to the extent that you can about the expectations of revenue levels and a return to growth in the connectivity business?

How should we think about that business, not just in the guided quarter, but maybe the trajectory over the next four or five quarters, because it sounds like some new and unique opportunities here, and your product, it seems, may be very well- positioned. Thank you.

Paramesh Gopi^ I think the one thing that I will note is that we have given consistent commentary on the fact that X-Weave is a technology that started off as a 240-gigabit per second, going to about a half a terabit type technology. We're very proud to say that now we have shipped -- our customers have shipped their first production platforms with X-Weave into leading service providers and data center operators.

Most importantly, the biggest thing to take away here, Matt, was while we had the technologies initially to service primarily the service provider, DWDM optical market, the one thing that I would really like to put a fine point on is that we have successfully now achieved wins with data center switch customers, which is a first for us as a Company.

That is something that is really important for the years to come because as we see 100 gig making its way into metro data center ethernet switches, we're going to see a lot more of the ethernet benefits come to our Company in the coming years. It does have a very long term -- it has a very good long term, I will call it, earnings potential for us, and we're also making sure that, that same technology is leveraged between the service provider routing guys and the switch guys.

Matt Ramsay^ Thank you very much, and congrats again on some hard-fought design wins and commercial traction with your products.

Operator^ Christopher Longiaru, Sidoti & Company.

Christopher Longiaru^ Hey, guys, I'll echo my congratulations, great quarter. My first question just has to do with -- so you're seeing, it seems, more near-term traction with X-Weave. Can you talk about how quickly one ramps versus the other, or do you expect them to creep in together? Can you comment at all on how you think that is going to work relatively?

Paramesh Gopi^ You said the traction between X-Gene and X-Weave, is that what the question was?

Christopher Longiaru^ Yes, and how that turns into revenue. Does the X-Weave come into play more so first or in lockstep? Can you give us an idea of how that plays out?

Paramesh Gopi^ Actually, you know what, for purposes of all of the understanding of the Company, I think you would look at X-Weave as the base business. Really putting it on solid footing, making sure that we are framing it appropriately and really driving that business, whereas X-Gene has a lot more new category adoption associated with it.

Simply, if you really look at this, X-Weave is more deterministic in terms -- for instance, the Verizon spend. We know when the Verizon spend will occur. We know that the top two vendors publicly that Verizon has stated are Cisco and Ciena. We know when they will ramp platforms, so you can therefore determine very clearly that calendar 2016 and 2017 will be very good years for the X-Weave piece.

On the other hand, with the server and the adoption and scale-out data centers, I will tell you that the PayPal work started many, many moons ago, and the fact that it showed up when it did was actually a very, very nice and pleasant thing for all of us to look at today. Once again, that is brand-new technology entering a brand-new category. It is hard to call the timing on that. All I can tell you is that the magnitude of the number of people that are moving into this type of sphere has solidly increased quarter to quarter.

Christopher Longiaru^ Just in terms of your expectations here, you have been shipping test chips, you haven't broken it out, but I think it is at least a few million dollars a year in this fiscal year. Do you expect some, we'll say, increased shipments of test chips relatively in the next, call it 6 months to 12 months?

Paramesh Gopi^ I just want to be very clear, we've never talked about shipping test chips. This is all production silicon. There is no test.

I want to be very clear because this should not be misconstrued as a sample. It was done on production systems. That needs to be super clear. This is not an engineering sample. Nobody will ever deploy anything with engineering samples.

Christopher Longiaru^ No, full production chips, but you are shipping them as these customers who are deploying these new technologies are getting comfortable with it, right, so they're -- it's not what you expect to be full shipments yet. You are shipping so people can get comfortable with the deployment.

Do you expect those shipments to increase in a meaningful way over the course of the next 6 months, over the next 12 months? Do you have any expectation there?

Paramesh Gopi^ I think given the pipeline that we are talking about, we've also said that we expect meaningful conversion of that pipeline to production orders between this fiscal year and the next fiscal year. That is what we've said.

Operator^ Suji De Silva, Topeka.

Suji De Silva^ Hi, Paramesh and Doug. Congratulations on reaching some of the milestones there. Just a clarification on the X-Gene 10,000 units, that is over the fiscal year, and how many customers is that across roughly, just to understand the magnitude of traction here?

Paramesh Gopi^ It is very wide, Suji. We don't break that up, but it's across all the four sectors we talked about, the scientific and HPC sector, the networking sector, the hyperscale sector, and the enterprise.

Suji De Silva^ 10,000 was for FY15, just to be clear, the full year?

Paramesh Gopi^ Yes, that's correct.

Suji De Silva^ My other question was on the high-performance computing market. Some of your peers that sell into the market, Intel, Broadcom, Mellanox, they tend to see burst orders as projects are lit up for high-performance computing. Is that something we could potentially expect for you guys as a customer decides that you are the product they're going to go with on a large platform, or would it not flow forward that way potentially?

Paramesh Gopi^ You mention Mellanox, and I think in the last call we actually used Mellanox as an example, in many ways, in terms of the adoption of Infiniband in the year, what we called the year of adoption. And I would actually think that's a good model for you to consider when you look at this type of technology.

For my perspective, those high-performance computing customers are on a specific cadence to install a specific set of compute capability for a specific program within a specific geography. I would very much expect it to be like an Infiniband-type adoption cycle.

Suji De Silva^ In those cases it wouldn't be dual sourced? They would choose X-Gene or something else, just to understand?

Paramesh Gopi^ Absolutely. There's no dual source there.

Suji De Silva^ Last question, Paramesh. The X-Gene 2 versus X-Gene, is there something customers may be waiting for with the second product? Does it increase your TAM? Just color on how X-Gene 2 would roll out versus X-Gene.

Paramesh Gopi^ Remember that X-Gene 2 represents our next generation of what we call scale-out capability and we have something called RDMA over a converged ethernet that is integrated. With that, we have the ability to really have massive scale-out installations. You are talking about racks and racks and racks of computers that can share IO, that can share memory, that can share resources and really look like one big computer.

That's the type of stuff that has been practiced in the supercomputing space for the last 20 years. We're bringing that to the hyperscale in the enterprise to make sure that all of the scale-out workloads, be it new database technology, be it new analytics technology, can move on to ARM.

Operator^ Hans Mosesmann, Raymond James.

Hans Mosesmann^ Thanks, guys, and congratulations. Paramesh, can you clarify that at the beginning of your talk that the customer was PayPal, is that the one that has deployed X-Gene as the standout player in hyperscale, if you can confirm that?

Paramesh Gopi^ That is correct, that is PayPal. Absolutely.

Hans Mosesmann^ And do they have a white paper or have they discussed this publicly?

Paramesh Gopi^ There is a graphic that was used in a prepared presentation by ARM Holdings that references the exact TCO differences, and I believe that is public. If not, we will be happy to send you a link to it if you do not have it.

Hans Mosesmann^ Thank you for the clarification. On the X-Weave side of the equation, since you are engaging on the switch side of the data center, can you explain to us how you coexist with, for example, Broadcom's Trident switch or the upcoming Tomahawk and how that all plays out, if you can explain that? Thanks.

Paramesh Gopi^ Really good question. If you really think about it, Broadcom provides the core ethernet switch fabric for a lot of these players. The other piece that you may want to consider is there are people who are building their own silicon, primarily because they want to offer a very highly differentiated offering, they're big tier 1 OEMs. What we do is essentially backhaul the traffic from the switch.

If you really think about the model in the data center, you have many, many, many clusters of servers talking to each other. Then these clusters of servers have to talk to other clusters of servers. Think of the 40- and 100-gig pipes that come out of a cluster as going into an X-Weave product that can ship it out across either metro fiber links, that are anywhere between 10 kilometers and 1,000 kilometers, either within a data center or outside a data center.

Hans Mosesmann^ One last one for you and then I will let somebody else ask a question. What is the update on Linux OS support for 64-bit ARM enterprise? What is the status there with Red Hat?

Paramesh Gopi^ As you know, Red Hat, I think on the last call or the previous call, we said Red Hat had actually started an early access partner beta program. I can tell you that we are fully involved. The beta program is going very well. I think we said the X-Gene ecosystem is flourishing and absolutely on track.

I believe the last time Red Hat was talking about this type of a release in terms of customers was going to be towards the second half or early -- summer to second half of this year, I believe it was June. I believe we are right on track to finish beta in June. So await a very important set of announcements on the ecosystem in the summer timeframe.

Operator^ Christopher Rolland, FBR Capital Markets.

Christopher Rolland^ I echo my congrats on the PayPal win. We did get our hands on the ARM presentation that you were referring to. It looks like they are using X-Gene for firewall, for VPN, and a few other security applications there. And it looks like they are using X-Gene to power an NFV appliance for security there.

Can you guys talk a little bit about their thinking here? Any reason for security applications in particular? Is there something that X-Gene enables there? I know you guys have been less vocal on NFV, but it seems like you are getting a little bit of traction there. What are your plans for NFV going forward?

Paramesh Gopi^ First and foremost, let me clarify. We are in an interesting spot because a server is going to be used as many things in the future. Because X-Gene combines networking, lots of memory and good processors together, it becomes a very ideal, I will call it, piece of computing and networking real estate, where even before you get to NFV, what I would ask you to think about is a completely software-defined data center.

If you really look at the set of applications that were on that piece of literature that you talked about, they are the beginnings of a software-defined server rack for which you will need proper piping, lots of 10-gig. You'll need all of the memory bandwidth that we have. You may need some of the network accelerators that we have on X-Gene. All of that, those pieces coming together, along with a Xeon-class on-processor, gives people the unique ability to have many things running on a piece of server, quote, unquote, and make it a very compelling proposition to amortize cloud workloads on top of a large rack.

So first of all, I would say NFV is a subset of SDN, to your point. Because of the ability to address lots of memory, because of the ability to provide acceleration on specific network instances, yes, I would say that in the future, between HeliX and X-Gene, there is going to be a very compelling set of hardware that customers can use, either building data center equipment or networking equipment to run -- you can make a networking box behave like a server or you can make a server behave like a networking box. Very excited about it. Happy that we did not talk about it and our customers did.

Christopher Rolland^ Also in that presentation they talked about a win at data center to run OpenStack. Can you talk a little bit about that and perhaps give us an idea of size, both of that, and maybe even of the PayPal one?

Paramesh Gopi^ I can tell you that the data center win and OpenStack, actually if you go back six months ago, and I may be off by a month or two, the Ubuntu folks actually showed a complete, what they call reference implementation of OpenStack running on X-Gene. I believe there was also some press about it during ARM TechCon.

So it is very clear that the OpenStack community is going to embrace ARM. We happen to be the first and the foremost in that market right now, given the amount of OpenStack work that has been done on the ARM platform. As far as data center is concerned and what they are doing, their whole notion of basically an elastic cloud, where you can have different OpenStack instances. For instance, if you want to have a routing instance or a switching instance, or if you want to have a storage instance, you can essentially have those bridged together cleanly with an elastic cloud concept, is what data center was talking about.

OpenStack is available for X-Gene. It is fully proven out. We're going to have it. One would expect that, given the early access beta program at Red Hat, you would see the same corresponding OpenStack support with the Red Hat betas, too.

Christopher Rolland^ That's some good color. One last one, HeliX design win engagement, I think you said it was up 30% sequentially, and then you also mentioned a large OEM last time and a $50 million LTV. How big are these design wins in relation to that one?

Paramesh Gopi^ We only mentioned that one because we wanted to make sure that people get color on terms of our base business. We are extremely excited by the prospect of revitalizing our base business, primarily because HeliX serves as a lightning rod to take care of all of the PowerPC stuff that we lost in the past. HeliX lets us drive our base business forward.

I think the fact that our engagements have grown that much should tell you that I believe that we are in really good stead, both on the -- I believe you talked about networking, high-end networking. I'll also tell you that we're in really good stead with the high-end storage guys. Those two things are really coming along well, and you will hear more about them on the next call.

Christopher Rolland^ Okay, guys, congrats on the progress.

Operator^ (Operator Instructions)

Krishna Shankar, ROTH Capital.

Krishna Shankar^ Yes, congratulations, Paramesh and Doug. Just a clarification, you had mentioned that the number of deployments of X-Gene doubled sequentially from the December to the March quarter. Is that what you said?

Paramesh Gopi^ Correct.

Krishna Shankar^ In other words, you had a doubling of new deployments between the March and December quarter. And can you describe how that can move the production? Will these be web scale operators who expand existing data centers at the mix of the incumbent and ARM, or will they move X-Gene into production once they build a brand-new data center?

Paramesh Gopi^ Let me take the question in two parts, and I will answer the most recent first. It will always be a -- we're not aware of new versus old in terms of data center build-outs, but clearly we don't expect to have an all ARM data center just coming up right off the bat. I think it will be inserted into critical TCO sensitive parts of existing infrastructure to begin with, and we talked about the web tier, we've talked about the storage tier and the in-memory database tier being very, very key for all these guys.

On the hyperscale side, those three tiers will be really, really important for us. On the HPC side, we specifically mentioned our partnership with NVIDIA where we've got all of the GPU -- the vector processors to go hand-in-hand with X-Gene to give you a dramatic change in the number of bricks that it will take to get a particular high-performance computing job done. That is well on its way with people like CERN, the DOE and Sandia fully vetting that out.

We talked about the networking piece. And I think on the previous call, Chris Rolland asked me about DataCentered OpenStack, there is a whole set of people deploying OpenStack on X-Gene to build a network server. That is very, very important, going forward.

I think the fourth piece, which I think is really neat here, is the financial sector. I think there are a lot of people now because we have all of the financial sector components, things like NGINX; things like web front-ending that have been common to financial institutions for the last decade all coming together on ARM on X-Gene. That is another exciting piece of constituency for us as we move this to more traditional enterprise create deployments.

All in all, Krishna, the one thing that is really very, very neat for us and exciting for us is we are seeing the technology really spread its wings across different segments.

Krishna Shankar^ Great. And then on X-Weave, it sounds like you are getting more traction there in data center and big switches versus traditional telecom providers. Can you talk about the -- that tends to be a faster-growth market, so can you talk about how quickly that could grow, given that it's focused more on data center and metro versus traditional telecom-related business that you've had with the connectivity business?

Paramesh Gopi^ Yes, the switch business is obviously higher port count, higher port density, I'll call it shorter end cycle to market than the service provider, less affected by CapEx. One of the things that we consciously tried to do was, as you know, our Company consists of what I call good high-margin service provider business, coupled with enterprise margin, enterprise-class margin business, with the new -- with higher growth.

We've always wanted to take the high-margin stuff and really move it to a much more linear growth, less lumpy-type environment. I will tell you that this quarter was the first quarter where we actually saw that happening, where you have campus switch guys who want to build native backhaul between servers and campuses and metros, use X-Weave to do that.

That does two things: over the next several years it gives us a new base, a solid base to make sure that we become less sensitive to this back and forth on the carrier spend side, and also make sure that we can start to really move into a much higher port growth and port density area.

Operator^ Thank you, ladies and gentlemen. That does conclude today's Q&A session and today's conference call. You may all disconnect and everyone have a great day.